Exhibit 23(b)

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Registration Statement of Merrill Lynch & Co., Inc. on Form S-8 related to the Merrill Lynch & Co., Inc. 2004 Deferred Compensation Plan for a Select Group of Eligible Employees of our reports dated February 24, 2003 (which express an unqualified opinion and which report on the consolidated financial statements includes an explanatory paragraph for the change in accounting method for goodwill amortization to conform to Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets), included or incorporated by reference in the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. and subsidiaries for the year ended December 27, 2002.

/s/	Deloitte & Touche LLP

New York, New York
August 28, 2003

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